                                                                   Exhibit 10.14

PERSONAL & CONFIDENTIAL

November 21, 2002

Mr. Eric Young
Director
Capstone Turbine
21211 Nordhoff St.
Chatsworth, CA 91311

RE: INTERIM EXECUTIVE OFFICER SERVICES FOR CAPSTONE TURBINE

Dear Eric,

Under the terms of this letter Agreement (the "AGREEMENT") The Interim CEO Network ("ICN") is pleased to offer the services of Emily M. Liggett as interim COO of Capstone Turbine (the "COMPANY"). She will report to the Company's Board of Directors. Ms. Liggett (the "ICN MEMBER") will start on November 21, 2002 and will offer her time for at least six (6) months, subject to our Standard Terms and Conditions ("STANDARD TERMS") attached to this Agreement as Exhibit A.

1.       THE SERVICES

The Services provided under this Agreement will be performed primarily by the ICN Member, with the support of ICN. All of the following Services will be performed for you in accordance with the Standard Terms. We will:

    -    Provide outstanding leadership to employees during a critical period.

    -    Focus on operational improvements to improve profitability

    - Assist in recruiting employees to the Company, including a permanent Chief Executive Officer.

    - Implement sound management procedures and practices appropriate to a small public company.

    -    Report to the board on a regular and frequent basis.

    - Provide other services reasonably requested by the Board that are customarily provided by a chief operating officer.

2.       TIME AND DURATION OF ASSIGNMENT

The ICN Member is prepared to begin this engagement on November 21, 2002 and she will continue to be available to provide Services to you for at least six (6) months, unless her engagement is terminated earlier in accordance with the Standard Terms.

3.       ICN FEES

The Company agrees to pay ICN the following compensation, each item of which is considered "fees" under the Standard Terms, and must be paid in accordance therewith. All such fees are to be paid directly to ICN.

    - The Company shall pay a non-refundable retainer of $10,000 that is due immediately upon Company's signing this Agreement. This retainer is non-refundable for any reason, regardless of whether the ICN Member commences or completes her engagement.

             - On January 15, 2003, the Company shall make a payment ("SERVICE FEE") to ICN in the amount of $30,000 for services provided under this Agreement, for the period commencing on November 21, 2002, and ending on January 1, 2003. If the ICN Member is still employed by the Company as interim officer on February 1, 2003, then on February 15, 2003, the Company shall make a Service Fee payment to ICN in the amount of $30,000 for services provided under this Agreement, for the period commencing on January 2, 2003 and ending on February 1, 2003.

             - If the ICN Member's services as an interim officer extend beyond May 1, 2003, for any period of time, the Company shall make final Service Fee payment of $20,000. Thereafter, the Company will not be obligated to pay any further Service Fees to ICN, for any reason, in connection with the ICN Member's provision of services as an interim employee, unless the parties agree otherwise in writing.

             - If the ICN Member's status is changed from an interim COO to a full-time, permanent CEO at any time during or after the expiration or termination of this Agreement the Company agrees to pay a $54,000 cash fee to ICN promptly after ICN Member's status changes. The Company will not be required to pay any Service Fees arising after the ICN Member's status changes.

         The Company agrees to pay the following fees and expenses of ICN Member (which are not "ICN Fees") directly to the ICN Member pursuant to agreements mutually acceptable to the ICN Member and the Company:

             - ICN Member's salary of $40,000 per month, subject to withholding taxes required by applicable law.

             - Temporary living expenses of ICN Member consistent with Company policies for relocating employees reasonably required for her to establish and maintain a temporary residence in the greater Los Angeles area, including the cost of coach class commercial air travel once per week to and from her primary residence located in Atherton, California.

4.       EQUITY

         The Company will grant the ICN Member a stock option outside the Company's 2000 Stock Plan ("OPTION") to purchase 3,840,000 shares of Common Stock which will vest in a manner allowing her to purchase 80,000 shares of the Company's Common Stock for each month during which the ICN Member is employed by the Company. Vesting will be pro-rated for partial months of employment. The strike price for the Option shall be the closing price on NASDAQ of the Company's shares on the date of the grant. The Option will be granted on the date the ICN Member's employment by the Company commences. The Option shall provide for (i) exercisability of the option as to vested shares until the later of (A) 30 days after termination of the ICN Member's services to the Company or (B) two years after its date of grant, (ii) termination as to all unvested shares on the date of termination of the ICN Member's services to the Company, (iii) only if the ICN Member has become the full-time, permanent CEO (and not an interim CEO), accelerated vesting after a change in control as provided in Sections 15(d) and 15(e) of the 2000 Plan and (iv) no "net exercise" ability. The Company will register the option on Form S-8.

5.       APPROVAL

         If the terms of this Agreement are agreeable to you, please sign on the following page and return a copy to ICN. This Agreement will be deemed accepted and enforceable on the date ICN receives your signed signature page (the "EFFECTIVE DATE").

         Again, thank you for giving ICN the opportunity to be of service to Capstone Turbine. We look forward to working with you.

Sincerely,                                ACCEPTED:

/s/ Michael Braun                         /s/ Eric Young
Michael A. Braun                          Eric Young, Director, Capstone Turbine
Chief Executive Officer
The Interim CEO Network Management, L.L.C.

Address:                                  Address:

P.O. Box 620109                           21211 Nordhoff Street
Woodside, CA 94062                        Chatsworth, CA 91311

11/21/02                                  11/21/02
Date                                      Date

ACCEPTED:

/s/ Emily Liggett           11/21/02
Emily M. Liggett            Date

Address:
281 Greenoaks Dr
Atherton, CA 94027

                [SIGNATURE PAGE TO ICN CLIENT ENGAGEMENT LETTER]

                                    EXHIBIT A
                          STANDARD TERMS AND CONDITIONS
                   The Interim CEO Network Management, L.L.C.

NOTE:    Any capitalized words not defined herein are ascribed the meaning given them in the Agreement between ICN and the Company, of even date to which these Standard Terms and Conditions are attached as Exhibit A and are incorporated by reference therein.

I. SERVICES. ICN and the ICN Member will use commercially reasonable efforts to perform the Services described in the Agreement. The Company will provide all resources, including, but not limited to human resources, equipment, technical resources, and financial resources, reasonably requested by ICN or the ICN Member to enable them to perform the Services. The failure to provide any such resources will be deemed a material breach by the Company. If ICN is to receive any confidential information of the Company then ICN will sign the Company's standard nondisclosure agreement and will observe Company's insider trading policies.

II. RELATIONSHIP OF THE PARTIES. It is understood by all parties that the ICN Member will be an employee of the Company. The ICN Member will be responsible for payment of all taxes (including, without limitation, federal and state income taxes, state Medicare, disability, and unemployment taxes) arising from the ICN Member's relationship with the Company. As a condition to the Company's obligations (other than the Company's obligation to pay ICN the $10,000 initial fee on signing the Agreement) the ICN Member would sign an Employment Agreement in a standard form provided by the Company, including appropriate covenants and indemnities with respect to tax matters, nondisclosure obligations and assignment of intellectual property, and would meet all other standard Company requirements for employment.

III. FEES AND EXPENSES. Unless otherwise specified in the Agreement, all ICN fees and expenses are payable directly to ICN, and will be invoiced to the Company on the fifteenth and the last day of the month for the prior two-week period. All expenses incurred by ICN require prior Company approval. All ICN invoices are due and payable in full upon receipt. The ICN Member's salary, benefits, expenses and Option will be provided directly to the ICN Member.

IV. TERM AND TERMINATION. Unless otherwise specified in the Agreement, for purposes of ICN Service Fees, the ICN Member's cash compensation and the vesting of the ICN Member's Option, ICN Member's engagement will be deemed to continue for 90 days after the Effective Date. In all other respects this Agreement can be terminated by the Company on notice to ICN. Nothing in this Agreement alters the at-will nature of the ICN Member's employment by the Company. This Agreement will automatically be extended at the end of the initial 90 day term, unless it is terminated in writing by any one party. Furthermore, unless all parties otherwise agree in writing, the provisions of this Agreement and these Standard Terms and Conditions will apply to any such extension.

V. NO GUARANTEES. The Company acknowledges and understands that ICN cannot and does not guarantee that the Company will achieve any specific results due to the efforts of ICN or the ICN Member.

VI. INDEMNIFICATION. The Company will indemnify ICN and hold ICN harmless from all claims threatened or made against ICN by any third party in connection with performance of the Services to the fullest extent permitted under applicable law, provided that ICN has acted with respect to the matter that is the subject of the claim in good faith and in accordance with applicable law. The Company will sign its standard directors and officers indemnification agreement with the ICN Member. The Company represents and warrants to the Indemnitees that its Certificate of Incorporation (or Charter) and Bylaws contain provisions authorizing such indemnification of ICN and the ICN Member to the maximum extent permitted by law.

VII. NON-SOLICITATION. Except as otherwise expressly set forth herein, the Company and ICN each agree not to solicit the other's employees without the other party's prior written consent. If an employee should resign from one party and become employed by the other party within the 120-day period following such employee's effective date of resignation, then the hiring party will be deemed to have committed a material breach of its obligations hereunder. The Company and ICN agree that, in such event, the hiring party will pay the other party for such breach an amount equal to one-third (1/3) of the terminated employee's first year's targeted cash compensation, including base salary and bonus, offered by the hiring party. For the purposes of this paragraph, "employee" will include the statutory definition of "employee", as well as any independent contractors working for ICN under a written agreement. The foregoing does not apply to Company's ability to recruit and hire the ICN Member as its CEO so long as the Company makes the $54,000 payment specified in Section 3 of the Agreement, which replaces the payment for deemed breach described in the third sentence of this paragraph.

VIII. DISPUTE RESOLUTION. If a dispute between any of the parties arises in connection with the Agreement, the parties shall first attempt to resolve the dispute through good faith negotiation. If the dispute cannot be resolved through good faith negotiation, the parties shall refer the dispute to the American Arbitration Association ("AAA") for resolution through binding arbitration by a single arbitrator pursuant to the AAA's rules applicable to commercial disputes, under California law, without reference to conflicts of laws principles. The arbitration shall be held in Santa Clara County, California, and the decision reached by the arbitrator shall be entered as a judgment in any court of competent jurisdiction. THE PARTIES SPECIFICALLY WAIVE THEIR RIGHTS TO A JURY TRIAL IN LIEU OF FINAL AND BINDING ARBITRATION. Nothing in this paragraph is intended to limit the ICN Member's rights to enforce her rights by filing a claim with the California Labor Board.

IX.      GENERAL PROVISIONS.

         (1) WAIVER. The waiver by any party of any breach by any other shall not waive subsequent breaches of the same or different kind.

         (2) NOTICES. Any notice required or permitted to be given under this Agreement shall be given in writing and shall be hand delivered or sent by express delivery to the address of the parties listed on the signature page of the Agreement.

         (3) CONTROLLING LAW. The Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to conflicts of laws principles.

         (4) SEVERABILITY. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be unenforceable, such provision will be enforced to the maximum extent permissible and the remaining portions of this Agreement shall remain in full force and effect.

         (5) HEADINGS; SURVIVAL. All headings are for information purposes only, and are not to be construed as part of the provision that they describe. The following provisions shall survive the termination of the Agreement: Section 3 (ICN Fees); Section 4 (Equity); as well as the following sections from Exhibit A: Section III (Fees and Expenses); Section V (No Guarantees); Section VI (Indemnification); Section VII (Non-Solicitation); Section VIII (Dispute Resolution); Section IX (General Provisions).

         (6) ENTIRE AGREEMENT. The Agreement, which includes all exhibits, constitutes the complete and exclusive agreement between the parties pertaining to the subject matter hereof, and supersedes in their entirety any and all written or oral agreements previously existing between the parties with respect to such subject matter herein. Each party acknowledges that it is not entering into this Agreement on the basis of any representations not expressly contained herein. Each party represents that its legal counsel has reviewed the Agreement, and therefore agrees that any ambiguities will not be construed against any party hereto. Any modifications of this Agreement must be in writing and signed by all parties.

         (7) ASSIGNMENT. Neither this Agreement nor any right or obligation hereunder may be assigned by any party without the express prior written consent of the other parties or their successors (which consent will not be unreasonably withheld), except for an assignment by any party to another entity acquiring such party through direct acquisition, merger or similar transaction, and which entity has expressly agreed in writing to assume all rights and obligations of such acquired party hereunder, and any purported assignment in derogation of the foregoing shall be without any effect.

         (8) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.